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                                                            EXHIBIT 10(xiv)

               EXECUTIVE COMPENSATION AND BENEFITS AGREEMENT



Carl W. Neun
3530 Lakeview
Lake Oswego, OR  97034                                     Executive

Tektronix, Inc.,
an Oregon corporation
P.O. Box 1000
Wilsonville, OR  97075                                     Tektronix


       1.  EMPLOYMENT.

           By letter dated February 16, 1993 from Tim Thorsteinson, Vice President, Total Quality/Human Resources,("Offer Letter") Tektronix offered and Executive accepted employment with Tektronix on a full-time basis as Vice President and Chief Financial Officer of Tektronix. The Offer Letter, at page 4, provided that Tektronix would give Executive a written three-year contract covering compensation and benefits. WHEREFORE, Tektronix hereby offers and Executive hereby accepts this Executive Compensation and Benefits Agreement.

       2.  EFFECTIVE DATE.

           Executive's employment hereunder commenced on March 29, 1993 (the "Effective Date") and shall continue under this Agreement until the third anniversary of the Effective Date, unless terminated earlier as hereinafter provided.

       3.  POSITION; DUTIES.

           3.1 Effective March 31, 1993, the Board of Directors of Tektronix elected Executive Chief Financial Officer and a Vice President of Tektronix, subject to Executive's acceptance of this Agreement and to the customary restrictions relating to the election, tenure, removal and replacement of corporate officers.

           3.2 Executive will, during the term of this Agreement, faithfully and diligently perform all such acts and duties, and furnish such services, as the Chairman and Chief Executive Officer or his designee shall reasonably direct. Executive will devote such time, energy, and skill to the business of Tektronix as shall reasonably be required for the performance of his duties.

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     4.   SALARY AND BONUS.

          4.1 On the Effective Date, Tektronix made a one-time cash payment to Executive of $125,000, less applicable withholding taxes, as a hire-on bonus.

          4.2 Tektronix will pay Executive base pay at an annual rate of $350,000 for the 1993 and 1994 fiscal years (respectively "FY300" and "FY94"), provided that Tektronix, in its sole discretion, may increase Executive's base pay for any portion of FY94. Thereafter, Executive's base pay shall be at an annual rate set, from time to time, by Tektronix.

          4.3 Tektronix will pay Executive Results Share pay in accordance with Tektronix' Results Sharing Plan.

          4.4 Executive will be a participant in Tektronix' Annual Performance Improvement Plan ("APIP") beginning with FY300. Executive acknowledges that he has received his APIP payment for FY300. Executive's APIP participation for FY94 and subsequent fiscal years shall be in accordance with the terms of the applicable APIP plan(s) and the applicable performance targets established thereunder; provided that, for the twelve (12) month period beginning March 29, 1993 and ending March 28, 1994, it is expected that achievement of performance targets for the periods of Executive's FY300 and FY94 APIP participation apportioned to the 12-months ("combined partial APIP periods") will produce total incentive compensation for the combined partial APIP periods of at least 40 percent of base pay earned during the combined partial APIP periods. If the total amount payable to Executive for the combined partial APIP periods is less than 40 percent of base pay, Tektronix shall pay Executive a one-time lump sum payment equal to the difference between the amounts actually paid under the plan(s) for the combined partial APIP periods and 40 percent of base pay earned during the combined partial APIP periods (the "Guarantee Payment"). Notwithstanding the foregoing, if Executive voluntarily terminates employment or is terminated for cause prior to the earlier of July 31, 1993 or the date payment is issued under the FY300 APIP plan, Executive's participation in APIP will terminate and all rights to the award or guaranteed minimum payment attributable to such plan year (or any portion thereof) or subsequent years will cease. If Executive voluntarily terminates, or is terminated by Tektronix without Cause (as defined in Section 6.1 of Executive's Executive Severance Agreement), after March 28, 1994 but before payment is due under the FY94 APIP plan, Executive will remain entitled to payment of any Guarantee Payment, which will be payable at the time payments are made pursuant to the FY94 APIP plan.

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          4.5  Base pay shall be payable bi-weekly in arrears; results share and APIP payments (including any Guarantee Payment) shall be made at the times provided in the respective plans. Base pay, results share, APIP and any other cash payments shall be subject to applicable withholdings.

     5.   STOCK OPTION GRANT.

          Executive has received a grant of non-statutory stock options to purchase 150,000 shares of Tektronix common stock under the Tektronix Stock Incentive Plan ("Stock Incentive Plan"), at an option price per share equal to the fair market value of the common shares on the effective date of the grant. The option grant was effective as of the Effective Date and will otherwise be subject to the terms of the Stock Incentive Plan and of a Stock Option Agreement in the form attached hereto as Exhibit A.

     6.   STOCK BONUS GRANT.

          Executive has received, effective on the Effective Date, a stock bonus award of 20,000 Tektronix common shares under the Stock Incentive Plan, and otherwise in accordance with, and subject to, the terms of the Stock Incentive Plan and the form of Stock Bonus Agreement, as amended, attached to this Agreement as Exhibit B. The bonus shares shall be forfeited to the Company according to the schedule in the Stock Bonus Agreement, as amended, and possibility of forfeiture shall lapse as specified in the Stock Bonus Agreement, as amended.

     7.   LONG-TERM INCENTIVE COMPENSATION PROGRAM.

          Executive has received, effective on the Effective Date, as part of Tektronix' Long-Term Incentive Compensation Program, stock options to purchase 35,000 Tektronix common shares under the Stock Incentive Plan, and otherwise in accordance with, and subject to, the terms of the Stock Incentive Plan and a Stock Option Agreement in the form attached to this Agreement as Exhibit C.

          Executive also has received, effective on the Effective Date, as part of Tektronix' Long-Term Incentive Compensation Program, a stock bonus award of 11,000 Tektronix common shares under the Stock Incentive Plan, and otherwise in accordance with, and subject to, the terms of the Stock Incentive Plan and the form of Performance Shares Agreement attached to this Agreement as Exhibit D.

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     8.   BENEFITS.

          Executive's accrual rate for Flexible Time Off (FTO) shall
begin at 8.3 hours per pay period.   Executive shall also be entitled to
such additional benefits and perquisites as Tektronix provides its officers generally.

     9.   CHANGE IN CONTROL.

          Executive and Tektronix have executed a Change in Control Severance Agreement in the form attached hereto as Exhibit E.

     10.  EXECUTIVE SEVERANCE AGREEMENT.

          Executive and Tektronix have executed an Executive Severance Agreement in the form attached hereto as Exhibit F.

     11.  SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT.

          In addition to those retirement benefits generally available to Tektronix employees, Executive shall be entitled to a supplemental retirement benefit on the terms set forth on Exhibit G attached hereto.

     12.  EMPLOYMENT AND CONFIDENTIAL INFORMATION.

          Executive and Tektronix has executed a Tektronix Employment Agreement covering inventions and confidential information in the form attached hereto as Exhibit H.

     13.  TERMINATION AND SEVERANCE.

          13.1 Either party may terminate the employment relationship and this Agreement at any time and for any reason.

          13.2 If Executive's employment is terminated by Tektronix other than for cause (as defined in the Executive Severance Agreement) or Change in Control (as defined in the Change in Control Severance Agreement) between March 29, 1993 and March 28, 1996, Executive may elect to receive as severance benefits either:

     (a) severance benefits payable to Executive under Executive's Executive Severance Agreement, subject to the terms and conditions set forth in that Agreement; or

     (b) the base pay that would have been paid to Executive during the remainder of the term of this Agreement calculated at Executive's rate of base pay immediately prior to the date of termination.

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Notwithstanding the foregoing, if Executive elects severance benefits under subparagraph 13.2(b), Executive's entitlement to stock grants or options pursuant to paragraphs 5-7 of this Agreement shall be as stated in the Stock Incentive Plan and Exhibits A-D to this Agreement.

           13.3 If Executive's employment is terminated as a result of a Change in Control (as defined in the Change in Control Severance Agreement), Executive will receive only those severance benefits payable under Executive's Change in Control Severance Agreement and shall not be eligible for additional compensation or severance benefits under this Agreement. Notwithstanding the foregoing, Executive's entitlement to stock grants or options pursuant to paragraphs 5-7 of this Agreement shall be as stated in the Stock Incentive Plan and Exhibits A-D to this Agreement.

           13.4 If Executive's employment is terminated by Tektronix for cause (as defined in the Executive Severance Agreement) or if Executive terminates his employment for any reason, he shall be entitled to compensation and benefits under this Agreement only to the extent actually earned or vested (as recorded in Tektronix' records) as of the date of termination and shall not be entitled to any severance benefits under this Agreement.

      14.  GENERAL PROVISIONS.

           14.1 The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions hereof, or the waiver of any breach of any of the terms and conditions hereof, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such waiver or forbearance had occurred.

           14.2 Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative.

           14.3 If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

           14.4 This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such comparable rules as may be agreed upon by

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the parties, and judgment upon the award rendered by the
Arbitrator may be entered in any court having jurisdiction thereof.

           14.5 This Agreement may be executed in two counterparts by the parties hereto, whereupon it will become their binding agreement.

           14.6  The following documents are included as part of this
Agreement:

               Exhibit A - Stock Option Agreement
               Exhibit B - Stock Bonus Agreement
               Exhibit C - Stock Option Agreement
               Exhibit D - Performance Shares Agreement
               Exhibit E - Change in Control Severance Agreement
               Exhibit F - Executive Severance Agreement
               Exhibit G - Tektronix Employment Agreement
               Exhibit H - Schedule

           14.7  This document, including the Exhibits listed in Section
14.6 above, supersedes and replaces the Offer Letter and contains the entire agreement between the parties with respect to any subjects addressed in both documents. In the event of conflict or discrepancy between the terms and conditions described in the Offer Letter and the terms and conditions stated herein, the provision(s) of this Agreement shall control.

           14.8 This Agreement is subject to, and conditioned upon, ratification of its terms by the Organization and Compensation Committee of the Board of Directors of Tektronix.

TEKTRONIX, INC.

By  /s/ J.J. Meyer                      /s/ Carl W. Neun

  Jerome J. Meyer                      Carl W. Neun
  Chief Executive Officer

    3-16-94                             3/16/94
   -------------                       --------------
   Date Signed                         Date Signed


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Ratified by
ORGANIZATION AND COMPENSATION
  COMMITTEE


By:  /s/ A.V. SMITH
  Name:   A.V. Smith
  Title:  Chm. Comp. Committee

  3/16/94
- - ---------------
Date Signed

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